UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest

event reported) February 26, 2014

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Hunt Valley, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2014, Sinclair Broadcast Group, Inc. (the “Company”) announced that, effective April 2, 2014, David B. Amy will be promoted to the position of Executive Vice President and Chief Operating Officer, and Christopher Ripley will become the Company’s Chief Financial Officer.

Mr. Amy, 61, has served as Executive Vice President and Chief Financial Officer of the Company since 2001. Prior to that, he served as Executive Vice President from 1999 to 2001 and as Vice President and Chief Financial Officer from 1998 to 1999.  Prior to that, he served as Chief Financial Officer from 1994 to 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly-owned subsidiary that owns and operates the Company’s broadcasting operations. Mr. Amy has 30 years of broadcast experience, having joined the Company in 1984 as a Business Manager for WPMY (formerly WPTT-TV) in Pittsburgh, Pennsylvania. Mr. Amy received his Masters in Business Administration degree from the University of Pittsburgh in 1981. Mr. Amy serves as a member of the Board of Directors of KDSM, LLC and The Maryland Science Center. He is also a member of the Board of Managers of Triangle Sign & Service, LLC and Chairman of the Board of Managers of Alarm Funding Associates, LLC.

Mr. Ripley, 37, most recently and from 2013 served as Founder and Managing Partner of Canor LLC, a boutique media/entertainment advisory firm.  From 2001 to 2013, he was a Managing Director at UBS Investment Bank’s Global Media Group and served as Head of the Los Angeles office where he managed, advised and/or structured various financings and merger and acquisition transactions, managed bankers and support staff, and oversaw regulatory and compliance matters for the office.  From 2000 to 2001, he was a Principal in Prime Ventures LLC, a venture capital firm where he was involved in capital investment decisions, business development, mergers and acquisitions and organizational structuring.  Prior to that and from 1998, Mr. Ripley worked in the investment banking division of Donaldson, Lufkin & Jenrette Securities Corporation.  Mr. Ripley graduated from the University of Western Ontario, Richard Ivey School of Business, with a Bachelor of Arts in Honors Business Administration. He holds Series 7 and Series 24 licenses.

Mr. Ripley, who entered into an employment agreement with the Company, will be entitled to an initial annual base salary of $750,000, subject to annual increases as determined by the Company’s Compensation Committee, and he will have the right to earn an annual performance bonus at the discretion of the Company’s Compensation Committee (the “Performance Bonus”). Provided his employment has not been earlier terminated, on December 31 of each of his first eight years of employment, beginning with 2014, Mr. Ripley will receive immediately exercisable options to purchase 125,000 shares of the Company’s Class A Common Stock. Any such options will be governed by the Company’s 1996 Long Term Incentive Plan, as amended, or any successor plan.

Mr. Ripley’s employment agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason (as such terms are defined therein), in either case prior to December 31, 2015, he would be entitled to a payment equal to two times the sum of (i) his annual base salary, (ii) the Performance Bonus payable to him for his 2014 services (or, if termination occurs prior to the determination of his eligibility for a Performance Bonus, 50% of his annual base salary), and (iii) the value of the stock options that were, or would have been, granted to him on December 31, 2014. In the event any such termination occurs after December 31, 2015, Mr. Ripley will be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any Performance Bonuses paid to him for the two calendar years immediately preceding the effective date of the termination, and (iii) the value of the stock options received by him on the immediately preceding December 31.

We anticipate filing Mr. Ripley’s employment agreement as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Senior Vice President / Chief Accounting Officer
Dated: March 4, 2014